UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 15, 2016

AMERICANN, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-54231	27-4336843
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3200 Brighton Blvd., Unit 144
Denver, CO 80216
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (303) 862-9000

_____________________________________________
(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events

AmeriCann, Inc. is offering to a limited number of accredited investors up to 200 Units at a price of $25,000 per Unit for a total of $5,000,000. Each Unit consists of one $25,000 Secured Convertible Promissory Note and Warrants to purchase 20,000 shares of the Company's common stock.  The Notes bear interest at 9.5% per year and mature on June 22, 2019.  The Notes can be converted at any time into shares of the Company's common stock, initially at a conversion price of $1.25 per share.  The Notes will be secured by a first lien on a 52.6-acre parcel of land, located in Freetown, Massachusetts, which the Company will purchase with a portion of the proceeds from this Offering.  The Warrants are exercisable at $3.00 per share and expire on June 22, 2020.

The securities described above have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

On June 21, 2016 the Company posted a Power Point Presentation, attached as Exhibit 99, on its corporate website and at the following web address: https://ispri.ng/M5gD.

Item 1.01.     Entry Into a Material Definitive Agreement

Massachusetts Medical Cannabis Center

Previously the Company entered into an agreement to purchase a 52.6-acre parcel of undeveloped land in Freetown, Massachusetts. The property is located approximately 47 miles southeast of Boston. The Company plans to develop the property as the Massachusetts Medical Cannabis Center "MMCC". Plans for the MMCC may include the construction of sustainable greenhouse cultivation, processing, and infused product facilities that will be leased or sold to Registered Marijuana Dispensaries under the Massachusetts Medical Marijuana Program.

 The Company paid the seller $100,000 upon the signing of the agreement which amount will be applied toward the purchase price of $4,000,000 at the closing. Pursuant to the original agreement the closing was to take place on or before June 1, 2015.  On May 6, 2015, to address site considerations before finalizing the planned development, the agreement was amended to extend the closing date to September 1, 2015.  On August 27, 2015, after addressing the site considerations, the agreement was amended to extend the closing date to October 30, 2015 to provide additional time for permitting.  In connection with this amendment, the Company paid the seller an additional $100,000.  On October 23, 2015, the Company made an additional payment of $100,000 to extend the closing date to December 29, 2015.  These payments of $300,000 will be applied to the purchase price.

On December 22, 2015 the Company and the seller amended the agreement to extend the closing date to February 29, 2016.  As consideration for the extension of the closing Date, the Company agreed to increase the purchase price for the property to $4,100,000 and paid the seller $100,000, which will be applied to the purchase price if the closing occurs.

On February 29, 2016 the Company and the seller amended the agreement to extend the closing date. As consideration for the extension of the closing date, the Company agreed to increase the purchase price for the property to $4,150,000 and paid the seller $50,000, which will be applied to the purchase price if the closing occurs.

On March 31, 2016 the Company and the seller amended the agreement to extend the closing date to May 16, 2016.  As consideration for the extension of the closing date, the Company paid the seller $75,000, which will be applied to the purchase price if the closing occurs.

On May 16, 2016 the Company and seller amended the Agreement to extend the closing date to June 15, 2016.  As consideration for the extension of the closing date, the Company agreed to increase the purchase price for the property to $4,225,000 and pay the seller $150,000 which will be applied to the purchase price if the closing occurs.

On June 15, 2016 the Company and seller amended the Agreement to extend the closing date to July 15, 2016.  As consideration for the extension of the closing date, the Company agreed to increase the purchase price for the property to $4,275,000 and pay the seller $50,000 which will be applied to the purchase price if the closing occurs.

The Company, at its election, may extend the closing date to August 14, 2016, in which case the purchase price will increase to $4,325,000 and the Company will pay an additional $50,000 to the seller, which payment will be applied to the purchase price of if the closing occurs.

To date, the Company has paid $725,000 that will be applied to the purchase price of the land if and when the Company closes on the transaction.

Item 9.01.     Financial Statements and Exhibits

(d)     Exhibits

Number            Description

    99                  Power Point Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2016	AMERICANN, INC.

	By:	/s/ Timothy Keogh
Timothy Keogh, Chief Executive Officer